UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2011

MICROMET, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-50440	52-2243564
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

6707 Democracy Boulevard, Suite 505, Bethesda, MD	20817
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (240) 752-1420

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           2011 Executive Officer Compensation

On February 23, 2011, the Compensation Committee of Board of Directors of Micromet, Inc. (the “Company”) approved compensation arrangements for the executive officers of the Company for the year ending December 31, 2011.  Compensation for the Company’s executive officers consists of three elements:  (i) base salaries; (ii) cash bonus awards under a Management Incentive Compensation Plan; and (iii) long-term equity incentives in the form of stock options.

Base Salaries

The base salaries of the Company’s executive officers were increased by 3%, except for Mr. Hennecke, whose salary was increased by 7.5%, retroactively effective to January 1, 2011, as follows:

Name	2011 Base Salary in U.S. Dollars
Christian Itin, Chief Executive Officer	$511,839*
Patrick Baeuerle, Senior Vice President and Chief Scientific Officer	$388,998*
Jan Fagerberg, Senior Vice President and Chief Medical Officer	$354,875*
Matthias Alder, Senior Vice President, General Counsel and Secretary	$350,200
Barclay Phillips, Senior Vice President and Chief Financial Officer	$339,900
Mark Reisenauer, Senior Vice President and Chief Commercial Officer	$309,000
Jens Hennecke, Senior Vice President Business Development	$306,275*

*  As Drs. Itin, Baeuerle, Fagerberg and Mr. Hennecke are domiciled in Germany, their cash compensation is paid in Euros.  The dollar amounts set forth in this report have been calculated using the Euro to U.S. dollar exchange rate in effect as of December 31, 2010.

2011 Management Incentive Compensation Plan

On February 23, 2011 the Compensation Committee of the Board of Directors of the Company adopted a management incentive compensation plan for the officers and management level employees of the Company and its subsidiary Micromet AG for the year ending December 31, 2011 (the “Incentive Compensation Plan”).  The Incentive Compensation Plan is designed to reward participants for achieving corporate goals and specifically measured personal goals. The terms and conditions of the plan are unchanged compared to the management incentive compensation plan approved by the Compensation Committee for the prior year, as follows:

Name	Target Bonus as Percentage of 2011 Base Salary
Christian Itin	60%
Patrick Baeuerle	40%
Jan Fagerberg	40%
Matthias Alder	40%
Barclay Phillips	40%
Mark Reisenauer	40%
Jens Hennecke	40%

For Dr. Itin, 100% of his bonus target will be based upon the achievement of corporate goals.  For each executive officer other than Dr. Itin, 75% of the bonus target will be based upon the achievement of corporate goals, with the remaining 25% of the annual target bonus to be based upon the achievement of specified individual goals.

The Compensation Committee anticipates that performance reviews will occur in the first quarter of 2012 and payment of incentive awards, if any, will be made as soon as practicable thereafter.  Payments under the Incentive Compensation Plan may be made in cash, through the issuance of stock or stock options, or by a combination of cash, stock and/or stock options, at the discretion of the Compensation Committee, subject to the approval of the Board of Directors.  The Compensation Committee retains discretion to adjust the corporate and individual goals during the year and to make adjustments to the incentive award calculations, if it considers them to be appropriate.

The foregoing description of the Incentive Compensation Plan is not complete and is qualified in its entirety by reference to the Incentive Compensation Plan, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2011.

Equity Compensation

The Compensation Committee of the Board of Directors of the Company also granted stock options to the Company’s executive officers for the number of shares set forth in the table below as of March 1, 2011.  Each option will have an exercise price equal to the closing price of the Company’s common stock as of the grant date and will vest in 36 equal monthly installments through March 1, 2014.

The equity compensation granted to the Company’s executive officers on March 1, 2011 consists of the following:

Name	Shares Subject to Stock Option
Christian Itin	310,000
Patrick Baeuerle	145,000
Jan Fagerberg	145,000
Matthias Alder	112,500
Barclay Phillips	112,500
Mark Reisenauer	112,500
Jens Hennecke	112,500

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROMET, INC.

Date: March 1, 2011
	By:	/s/ Matthias A. Alder
	Name:	Matthias A. Alder
	Title:	Senior Vice President & Corporate Secretary